Exhibit 99.1
News Release

For Immediate Release	For Further Information, Contact:
September 14, 2010	George Lancaster, Hines
713/966-7676
George_lancaster@hines.com

HINES GLOBAL REIT ACQUIRES HOCK PLAZA IN DURHAM, NC

(HOUSTON) – Hines, the international real estate firm, announced today that Hines Global REIT has acquired Hock Plaza from Brickman Durham LLC. The 12-story office building is located at 2424 Erwin Road adjacent to Duke University in the North Durham submarket of Durham, North Carolina.

The seller was represented in the transaction by Holliday Fenoglio Fowler.

Designed by Brockwell Associates, the post-modern Hock Plaza was completed in 2004.  Containing 327,160 square feet, the building is 99 percent leased to three tenants.  Duke University and the Duke University Health System lease 98% of the building through October 2019.  The third tenant is a small, convenience retailer.

  “This asset was extremely attractive to Hines Global REIT due to its strategic location near Duke University Medical Center and its stable tenancy,” said Charles Hazen, president and CEO of Hines Global REIT.

“The Raleigh/Durham market has been on our radar screen for a while, and we’re delighted to be entering it with the Hock Plaza acquisition,” said Hines Senior Vice President Kurt Hartman.  “We’re looking forward to expanding our presence in the area.”

Hines Global REIT is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $250 million, which it intends to invest in commercial real estate properties located in the United States and internationally.   Hock Plaza represents the third acquisition for Hines Global REIT.  For additional information about Hines Global REIT, visit www.HinesREI.com.

 Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $22.2 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Hines Global REIT’s ability to raise significant additional offering proceeds through its initial public offering, consummate the acquisition of a property it currently has under contract and those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated April 30, 2010 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or Hines Global REIT's investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.